Exhibit 99.1
Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, IL 60062
NEWS
For Release: Thursday, 02/28/08, 4:00 PM (EST)
Nanosphere Announces Fourth Quarter and 2007 Results;
—Customer Adoptions Validate Verigene System® Advantages—
NORTHBROOK, Ill., Feb. 28, 2008 — Nanosphere, Inc. (NASDAQ: NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today reported financial results for the fourth quarter and year ended December 31, 2007.
During the fourth quarter of 2007 Nanosphere made significant progress related to product launch, customer acceptance, and human genetic, infectious disease and ultra-sensitive protein test development.
“Our progress toward commercializing our products, and building and expanding our quality customer base, continue on target,” said William Moffitt, president and chief executive officer. “Our customers are validating the needs we recognized for easy to use, faster, random access and affordable molecular testing in hospital laboratories. We believe ongoing customer adoption and test menu expansion will significantly improve patient care by increasing diagnostic testing frequency with more timely results and lower costs.”
Revenue during 2007 was $1.2 million, mostly from grant and government contracts. Throughout 2007, Nanosphere made significant investments in building a sales and marketing team, scaling up manufacturing and expanding research and development teams to accelerate ultra-sensitive protein assay development. As a result, sales, general and administrative expenses increased from $5.4 million for 2006 to $13.4 million for 2007 and research and development expense increased from $17.4 million in 2006 to $21.4 million in 2007.
The investments made in 2007 resulted in loss from operations of $33.7 million in 2007 compared with $21.8 million in 2006. In addition to this operating loss, 2007 results included non-cash charges to earnings of $19.3 million due to the increase in fair value of the convertible derivative liability and preferred stock warrants. Following the conversion of preferred stock into common stock as part of the initial public offering, the company stopped incurring charges associated with the convertible derivative liability and preferred stock warrants.

Conference Call Details
The company will hold a live conference call and webcast for investors on Thursday, February 28, 2008 at 5:00 P.M., Eastern Standard Time. The teleconference can be accessed by dialing 888-713-4215 (U.S./Canada) or 617-213-4867 (international), participant code 61148228. The call will also be broadcast live over the Internet and can be accessed by interested parties at the Investor Relations tab on the Nanosphere website: www.nanosphere.us. For interested individuals unable to join the call or webcast, a replay will be available through March 12, 2008, by dialing 888-286-8010 or for international calls 617-801-6888, pass code 79152079, or on the company’s website.
About Nanosphere, Inc.
Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System for direct genomic and ultra-sensitive protein detection. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.
Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing, if and when necessary, to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contact:
Investors:
Nanosphere, Inc.
Roger Moody, 847-400-9021
Chief Financial Officer
rmoody@nanosphere.us
or
Media
The Torrenzano Group
Stuart Pearlman, 212-681-1700, Ext. 124
spearlman@torrenzano.com

Nanosphere, Inc.
(A Development Stage Company)
Statements of Operations

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
REVENUE:
Grant and contract revenue	$137,491	$188,345	$1,056,874	$1,006,351
Product sales	50,695	15,000	110,490	131,660

Total revenue	188,186	203,345	1,167,364	1,138,011
COSTS AND EXPENSES:
Cost of product sales	65,138	—	86,349	31,049
Research and development	5,471,330	5,438,180	21,364,767	17,447,227
Sales, general, and administrative	3,757,507	1,307,799	13,443,304	5,415,525

Total costs and expenses	9,293,975	6,745,979	34,894,420	22,893,801

Loss from operations	(9,105,789)	(6,542,634)	(33,727,056)	(21,755,790)
OTHER INCOME (EXPENSE):
Change in fair value of convertible derivative liability	(2,972,180)	—	(14,860,901)	(2,916,822)
Change in fair value of preferred stock warrants	721,379	117,137	(4,414,207)	(119,914)
Foreign exchange loss	(11,417)	—	(52,362)	—
Interest expense — related party	—	—	—	(146,550)
Interest expense	(581,099)	(4,042)	(1,977,619)	(7,506)
Interest income	869,101	426,236	1,914,188	1,415,001

Total other income (expense)	(1,974,216)	539,331	(19,390,901)	(1,775,791)

NET LOSS	(11,080,005)	(6,003,303)	(53,117,957)	(23,531,581)
Accumulated convertible preferred stock dividends	(643,465)	(1,531,329)	(5,476,287)	(4,413,591)
Convertible preferred stock redemption value adjustment.	—	—	(608,940)	(17,737,544)

NET LOSS ATTRIBUTABLE TO COMMON STOCK	$(11,723,470)	$(7,534,632)	$(59,203,184)	$(45,682,716)

Net loss per common share — basic and diluted	$(0.84)	$(8.08)	$(14.16)	$(52.78)
Weighted average number of common shares outstanding — basic and diluted	13,925,978	932,646	4,180,979	865,559

Nanosphere, Inc.
(A Development Stage Company)
Condensed Balance Sheets

	As of December 31
	2007	2006
Cash and cash equivalents	$114,312,573	$29,112,429
Other current assets	2,674,205	1,392,523

Total current assets	116,986,778	30,504,952
Net property and equipment — at cost	7,033,597	5,578,472
Intangible assets — net of accumulated amortization	4,930,752	4,865,950
Other assets	163,553	88,460

Total assets	$129,114,680	$41,037,834

Current liabilities	9,301,903	3,172,489
Long term liabilities	7,462,237	34,235,376
Convertible preferred stock	—	108,868,040
Total stockholders’ equity (deficit)	112,350,540	(105,238,071)

Total liabilities and stockholders’ equity	$129,114,680	$41,037,834